AMENDMENT TO ACQUISITION AGREEMENT

This is an Amendment to the Acquisition Agreement (the "Agreement") made as of January 17, 2022

(the "Effective Date") by and between MediXall.Group, Inc., a corporation organized under the laws of the State of Florida, with its principal place of business at 2929 E. Commercial Blvd., PH D, Ft. Lauderdale, FL 33308, ("MediXall"),and the virtual clinic company, 24 Hr Virtual Clinic located at 1015 Via Villagio, Hypoluxo, FL 33462, "Dr. Catherine Ann Hawkins- Hood and Robert Hood".

1. **Transaction and Corporate Officers**

1.1 In lieu of 24 Hr Virtual Clinic's 50% interest in the Joint Venture and to acquire its intellectual properties by MediXall, 24 Hr Virtual Clinic will receive 500,000 shares in MediXall Group. With this transaction 24 Hr Virtual Clinic which will be renamed to "Wellcare First" and will become a wholly owned subsidiary of MediXall Group.

In addition, MediXall has the right to buyout out the existing members of 24 Hr Virtual Clinic for an additional 500,000 shares in MediXall Group. This buyout of the existing members for the additional 500,000 shares was affected 12/29/2022. The buyout also included issuing 80,000 shares in MediXall Group to Mr Steve Reitman for his 8% ownership in 24 Hr Virtual Clinic and issuing 20,000 shares in MediXall Group to Mr Edward Smith for his 2% ownership in 24 Hr Virtual Clinic.

MediXall Group:

By: *Travis Jackson*

Date: 2022-12-29

Travis Jackson

24 Hr Virtual Clinic:

Catherine Ann Hawkins-Hood

Date: 2022-12-29

Dr. Catherine Ann Hawkins-Hood

Date: 2022-12-29

Robert Hood